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PROSPECTUS SUPPLEMENT
(To Prospectus, dated April 7, 2000)

                                VERTICALNET, INC.

                                2,095,550 Shares

                                  Common Stock
                         -------------------------------

         This document supplements the prospectus, dated April 7, 2000, relating to resale by the selling shareholders identified in the prospectus, as supplemented, of 2,095,550 shares of our common stock issued in connection with our acquisitions of LabX Technologies, Inc., TextileWeb, Inc., GovCon, Inc. and NECX Exchange LLC. This prospectus supplement is incorporated by reference into the prospectus. On January 18, 2001, the last sale price of our common stock on the Nasdaq National Market was $6.00 per share. Our common stock is traded under the symbol "VERT."

         The following table sets forth information, as of January 18, 2001, regarding the selling shareholder listed below. The selling shareholder has not had a material relationship with VerticalNet within the past three years other than as a result of the ownership of our shares or other securities.

                            SHARES BENEFICIALLY
                               OWNED BEFORE               SHARES OFFERED
         NAME                    OFFERING                     HEREBY
---------------------    -------------------------     --------------------
  Barry J. Friedman               61,200                      61,200

         The selling shareholder information set forth above replaces and supersedes the information regarding Pride Consulting, LLC that was previously filed and included in the "Selling Shareholders" section of the prospectus.

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is January 19, 2001.